EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 11 day of May, 2007, by and between Rubicon Real Estate and Mortgages, Inc., a California corporation (“Rubicon Mortgage”), and Joel Newman (“Newman”).

W I T N E S S E T H:

WHEREAS, Rubicon Mortgage is a wholly-owned subsidiary of Rubicon Financial Incorporated (“RBCF”), a publicly traded Delaware corporation with a principal place of business at 19200 Von Karman Ave., Suite 350, Irvine, California 92612.

WHEREAS, the officers, managers and/or directors of Rubicon Mortgage and RBCF are of the opinion that Newman has education, experience and/or expertise which is of value to Rubicon Mortgage and its stockholders, and

WHEREAS, Rubicon Mortgage and Newman desire to enter into this Employment Agreement, pursuant to which Newman shall be employed by Rubicon Mortgage, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, Rubicon Mortgage and Newman agree as follows:

1.	EMPLOYMENT: Rubicon Mortgage hereby agrees to employ Newman and Newman hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM: For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

2.1	Original Term. The Term of this Agreement shall commence on May _11, 2007 and expire on April 30, 2008 unless sooner terminated pursuant to the terms and provisions herein stated.

2.2

Renewal. At any time prior to the expiration of the Original Term, as stated above, Rubicon Mortgage and Newman may, by mutual written agreement, extend Newman’s employment under the terms of this Agreement for such additional periods as they may agree.

3.	COMPENSATION:

3.1

Salary. Rubicon Mortgage shall pay Newman a base salary of Ten Thousand Dollars ($10,000) per month during the Original Term of this Agreement. Such salary shall be payable in accordance with Rubicon Mortgage’s normal policies but in no event less often than semi-monthly (the “Salary”).

3.2

Commissions. As additional compensation for Newman’s services, Rubicon Mortgage shall pay Newman a 50% commission based upon the net fee received by Rubicon Mortgage resulting solely from Newman’s efforts relating to services offered by Rubicon Mortgage to potential customers; mainly resulting from loan fees and real estate commissions. Rubicon Mortgage agrees to pay these commissions to Newman on a monthly basis after Rubicon Mortgage’s receipt of payment from the end customer or other service organization for the duration of the Term of this Agreement. Rubicon Mortgage shall withhold all applicable Federal, state or local taxes from the commission amount to be paid to Newman.

Commissions owed upon termination will be honored and will be paid

Within the scheduled monthly pay periods.

3.3

Stock Options. RBCF shall grant to Newman Stock Options to purchase up to 200,000 common shares of RBCF at an exercise price of $1.00 per share. The Options shall be valid for five (5) years from the date of grant. In addition, the Options shall vest in accordance with the terms of the non-qualified stock option agreement attached hereto as Addendum C.

3.4	Stock Option Plan/Stock Purchase Plan. Newman shall also be eligible to participate in RBCF’s Stock Option Plans and Stock Purchase Plans, if any, during the Term of this Agreement.

4.	NEWMAN BENEFITS:

4.1

General Benefits. Newman shall be entitled to receive or participate in all benefit plans and programs of Rubicon Mortgage and/or RBCF currently existing or hereafter made available to executives or senior management of Rubicon Mortgage and/or RBCF, including but not limited to, medical insurance, dental insurance, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, and other fringe benefits.

4.2

Vacation. Newman shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of two (2) weeks during which time Newman’s compensation will be paid in full. Unused days of vacation will be compensated in accordance with Rubicon Mortgage’s policy as established by Rubicon Mortgage from time to time. Newman may take the vacation periods at any time during the year as long as Newman schedules time off as to not create hardship on Rubicon Mortgage. In addition, Newman shall have such other days off as shall be determined by Rubicon Mortgage and shall be entitled to paid sick leave and paid holidays in accordance with Rubicon Mortgage’s policy.

5.	DUTIES/SERVICE:

5.1

Position. Newman is employed as President and a nominated Member of the Board of Directors Rubicon Mortgage and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Rubicon Mortgage.

5.2

Place of Employment. The place of Newman’s employment and the performance of Newman’s duties will be at Rubicon Mortgage’s corporate headquarters or at such location as agreed upon by Rubicon Mortgage and Newman.

5.3

Extent of Services. Newman shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Rubicon Mortgage. The precise services of Newman may be extended or curtailed, from time to time at the discretion of Rubicon Mortgage, and Newman agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by Rubicon Mortgage.

5.3.1      Except as otherwise agreed by Rubicon Mortgage and Newman in writing, it is expressly understood and agreed that Newman’s employment is fulltime and of a critical nature to the success of Rubicon Mortgage and is therefore exclusive. Newman may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. Rubicon Mortgage acknowledges that Newman presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum B, attached hereto; or (b) do not compete with Rubicon Mortgage or interfere with the performance of Newman’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors. Unless otherwise agreed by Rubicon Mortgage and Newman in writing, employment of Newman at less than full time shall not affect the vesting of the Option Shares pursuant to this Agreement.

5.3.2      Additionally, Rubicon Mortgage recognizes that Newman has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum B attached hereto; or (b) do not compete with Rubicon Mortgage in the reasonable judgment of the

Board of Directors. Rubicon Mortgage recognizes that such equity positions may occasionally require some limited attention from Newman during normal business hours. However, Newman agrees that if such time is considered excessive by the Board of Directors, Newman shall be so advised and noticed by Rubicon Mortgage and Newman shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

5.4

Licenses and Registrations. During the term of this Agreement, Newman shall maintain in good standing all required licenses and registrations required for the proper performance of his duties and functions.

6.

TERMINATION: The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Newman’s resignation, death or permanent disability or incapacity; or (b) by Rubicon Mortgage at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1

By Resignation. If Newman resigns with “Good Reason” (as defined below), this Agreement shall terminate but, Newman shall continue to receive, for a one-month period, (i) Newman’s Salary payable in periodic installments on Rubicon Mortgage’s regular paydays, at the rate then in effect, and (ii) Newman’s Option Shares shall vest only through the end of the current calendar month. For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Newman of duties substantially and materially inconsistent with the position and nature of Newman’s employment, the substantial and material reduction of the duties of Newman which is inconsistent with the position and nature of Newman’s employment, or the change of Newman’s title indicating a substantial and material change in the position and nature of Newman’s employment; or (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Newman’s compensation and benefits without Newman’s written consent. If Newman resigns without Good Reason, Newman shall be entitled to receive Newman’s Salary only through the date of such resignation and Newman’s Option Shares shall be deemed vested only through the end of the calendar month of such resignation.

6.2	By Reason of Incapacity or Disability. If Newman becomes so incapacitated by reason of accident, illness, or other disability that Newman is unable to carry on substantially all of the normal duties and obligations of Newman under this Agreement for a continuous period of thirty (30) days (the “Incapacity Period”), this Agreement shall terminate. Further, Newman’s Option Shares shall be deemed vested only through the end of the calendar month in which the Incapacity Period is determined. For purposes of the foregoing, Newman’s permanent disability or incapacity shall be determined in accordance with Rubicon Mortgage’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Rubicon Mortgage’s Board of Directors in its good faith judgment based upon Newman’s inability to perform normal and reasonable duties and obligations.

6.3

By Reason of Death. If Newman dies during the Term of this Agreement, Rubicon Mortgage shall pay to the estate of Newman any earned Salary only through the date of Newman’s death. Other death benefits, if any, will be determined in accordance with the terms of Rubicon Mortgage’s benefit plans and programs. Further, Newman’s Option Shares shall be deemed vested only through the end of the calendar month of Newman’s death.

6.4

For Cause. If the Term of this Agreement is terminated by Rubicon Mortgage for Cause Newman shall be entitled to receive Newman’s Salary only through the date of termination and Newman’s Option Shares shall be deemed vested only through the end of the calendar month of such termination. However, if a dispute arises between Rubicon Mortgage and Newman that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 14.8, Rubicon Mortgage shall have the option to pay Newman the lump sum of two (2) months base of Newman’s Salary at the time of termination (the “Severance Payment”) rather than Newman’s Salary through the date of termination. Such determination to pay the Severance Payment in lieu of Newman’s Salary shall be made in the reasonable judgment of the Board of Directors. If Rubicon Mortgage elects to make a payment to Newman of the Severance Payment, the parties hereto agree that such payment shall be Newman’s complete and exclusive remedy for such a termination for Cause. For purposes of this Agreement, “Cause” shall mean: (i) any act of dishonesty or fraud with respect to Rubicon Mortgage; (ii) the commission by Newman of a felony, a crime involving moral turpitude or other act causing material harm to Rubicon Mortgage’s standing and reputation; (iii) Newman’s continued material failure to perform Newman’s duties to Rubicon Mortgage after ten (10) days’ written notice thereof to Newman; (iv) any “back-dooring” set forth in Section 6.6 below; or (v) gross negligence or willful misconduct by Newman with respect to Rubicon Mortgage. Rubicon Mortgage shall provide Newman, within ten (10) days of becoming aware of a “For Cause” breach, written notice, which shall include written documentation, if any, of the “For Cause” breach, as defined above. Upon receipt of the written notice, Newman shall have ten (10) days to respond to Rubicon Mortgage’s notice and attempt to cure or resolve the “For Cause” breach.

6.5

Without Cause. If, during the Term of this Agreement, Rubicon Mortgage terminates Newman’s employment without Cause, Newman shall be entitled to receive, for a two-month period, Newman’s Base Salary, payable in periodic installments on Rubicon Mortgage’s regular paydays, at the rate then in effect and Newman’s Option Shares shall be deemed vested only through the end of the calendar month of such termination.

Newman will be entitled to access his clientele he brought with him from his previous employer.

6.6

Back-Dooring. Newman hereby acknowledges and agrees that all loans and other potential transactions or contacts established with potential customers of Rubicon Mortgage during Newman’s employment hereby are assumed to be the result of Rubicon Mortgage’s lead system. Further, leads Newman establishes through any sort of “call-in” or referral from Rubicon Mortgage, RBCF or their respective Affiliates, including leads from supplier’s, vendors or associates of Rubicon Mortgage, RBCF or their respective Affiliates, would be considered a Rubicon Mortgage lead. Newman shall not take, refer or in any way transfer a Rubicon Mortgage lead or in any way personally profit from a Rubicon Mortgage lead, other than as set forth in this Agreement. Any violation of this provision shall be grounds for immediate termination For Cause and may be considered embezzlement by law.

Commissions owed in the pipeline from the previous employer will not be a breach of this agreement.

7.	Trade Secrets and Confidentiality:

7.1

Nondisclosure. Without the prior written consent of Rubicon Mortgage, Newman shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Newman’s own benefit, gain, or otherwise, any customer lists, plans, products, data, sales leads and related data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of Rubicon Mortgage and/or its Affiliates, as hereinafter defined, it being the intent of Rubicon Mortgage, with which intent Newman hereby agrees, to restrict Newman from disseminating or using any like information that is unpublished or not readily available to the general public.

7.1.1

Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling controlled by, or under common control with Rubicon Mortgage.

7.2

Return of Property. Upon the termination of this Agreement, Newman shall deliver to Rubicon Mortgage all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with Rubicon Mortgage or its Affiliates and their activities, business and customers.

7.3

Notice of Compelled Disclosure. If, at any time, Newman becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Newman shall provide Rubicon Mortgage with prompt, prior written notice of such requirement so that Rubicon Mortgage may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that Rubicon Mortgage waives compliance with the provisions hereof, Newman agrees to furnish only that portion of the Confidential Information which Newman is advised by written opinion of counsel is legally required and exercise Newman’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Newman shall not oppose action by Rubicon Mortgage to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.4

Assurance of Compliance. Newman agrees to represent to Rubicon Mortgage, in writing, at any time that Rubicon Mortgage so request, that Newman has complied with the provisions of this section, or any other section of this Agreement.

8.

RETURN OF RUBICON MORTGAGE PROPERTY: Newman agrees that upon any termination of his employment, Newman shall return to Rubicon Mortgage within a reasonable time not to exceed two (2) weeks, any of Rubicon Mortgage’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of Rubicon Mortgage with whom Newman has had contact or done business.

9.

NON-COMPETITION: For a period of one (1) year after the termination of this Agreement, Newman expressly covenants and agrees that he will not and will not attempt to, without the prior written consent of RBCF and Rubicon Mortgage, directly or indirectly own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing, or control of, or be associated as an officer, director, employee, agent, partner, principal, representative, consultant, or otherwise with, or use or permit his name to be used in connection with, any line of business or enterprise that competes with Rubicon Mortgage, RBCF or each of their respective Affiliates (as defined herein) in any business of Rubicon Mortgage, RBCF or their respective Affiliates, existing or proposed, wherever located, provided that Newman shall not be prohibited from owning, directly or indirectly, less than one percent (1%) of the outstanding shares of any corporation, the shares of which are traded on a National Securities Exchange or in the over-the-counter markets.

10.

NO INTERFERENCE: For a period of two (2) years after the termination of this Agreement, Newman expressly covenants and agrees that he will not and will not attempt to, without the prior written consent of RBCF and Rubicon Mortgage, directly or indirectly interfere with or disrupt or attempt to interfere with or disrupt or take any action that could be reasonably expected to interfere with or disrupt any past or present or prospective relationship, contractual or otherwise, between Rubicon Mortgage, RBCF and/or any of their respective Affiliates, and any customer, insurance company, mortgage company, financial services company, supplier, sales representative, or agent or employee of Rubicon Mortgage, RBCF or any of their respective Affiliates.

11.

NON-SOLICITATION; AGREEMENT NOT TO HIRE: Newman understands and appreciates that Rubicon Mortgage and RBCF invest a tremendous amount of time, energy, resources and expertise in the training and education of their respective employees and subcontractors to be able to provide services to clients. Further, Newman understands that in the event an employee or subcontractor of Rubicon Mortgage, RBCF or any of their respective Affiliates is enticed to leave, then Rubicon Mortgage shall be damaged in an amount the Parties are not capable of calculating at the present time. Therefore, Newman agrees not to offer employment or subcontractor status to any employee or subcontractor of Rubicon Mortgage, RBCF or their respective Affiliates, nor to allow any person or entity known to Newman to offer such employment or subcontractor status with Newman or any other concern, venture or entity with whom Newman may be employed by, associated or hold a financial stake in, for a period of three (3) years from the date of expiration or termination of this Agreement. Further, in the event an employee or subcontractor of Rubicon Mortgage, RBCF or their respective Affiliates leaves the employ of, dissolves or breaks association with Rubicon Mortgage, RBCF or their respective Affiliates and subsequently establishes employment or an association of any kind with another financial services company, investment banking or other type of competing firm of Rubicon Mortgage, RBCF or their respective Affiliates, Newman agrees not to do business with such other competing firm for a period of three (3) years from the date of expiration or termination of this Agreement.

12.	RELATIONSHIP OF PARTIES: The parties intend that this Agreement create an Employee-Employer relationship between the parties.

13.

NOTICES: All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Rubicon Mortgage:	Rubicon Real Estate and Mortgages, Inc.

19200 Von Karman, Suite 350

Irvine, CA 92612

Attn: Chief Operating Officer

As to Newman:	Joel Newman

19200 Von Karman, Suite 350

Irvine, CA 92612

Address Change: Any party may change the address (as) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 13.

14.	MISCELLANEOUS:

14.1

Entire Agreement. This Agreement and the Addendums hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

14.2	Assignment. Neither party, without the written consent of the other party, can assign this Agreement.

14.3	Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

14.4	No Waiver. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

14.5

Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

14.6	Interpretation. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

14.7	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

14.8	Arbitration.

14.8.1

Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Newman’s employment with Rubicon Mortgage, including, without limitation (except as expressly excluded below in Section 14.8.2) any claims or disputes by Newman against Rubicon Mortgage, or by Rubicon Mortgage against Newman, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by Rubicon Mortgage; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any Rubicon Mortgage disciplinary action; any Rubicon Mortgage decision regarding a Rubicon Mortgage policy or practice, including but not limited to Newman’s compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Santa Ana, California before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.

14.8.2

The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Newman for workers’ compensation benefits or for benefits under a Rubicon Mortgage plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

14.8.3

This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Newman’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Newman’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Rubicon Mortgage to provide Newman with any type of progressive discipline.

14.9

Titles. Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

14.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

(BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Rubicon Mortgage:	Rubicon Real Estate and Mortgages, Inc.

a California corporation

By:/s/ Michael Sederoff
Michael Sederoff, CEO

RBCF:	Rubicon Financial Incorporated
Only as applies to RBCF	a Delaware corporation

By:/s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr., CEO

Newman:

By:/s/ Joel Newman
Joel Newman

ADDENDUM A

Job Description for Joel Newman

Job Title:	President
Department:	Executive
Reports To:	Board of Directors

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

Investments:

•	Spearheads potential real estate investments e.g., distressed properties, land purchase opportunities.

On the Real Estate Division:

•	Spearheads Marketing.
•	Co-ordinates open house inspections for prospective clients.
•	Co-ordinates open house for current listings.
•	Co-ordinates inspection reports and other essential requirements with both buyers and sellers to prepare the house for contract date closing.
•	Co-ordinates final walk through with client.

On the Mortgage Loan Division:

•	Originates client loans.
•	Co-ordinates with lenders to price the loan.
•	Co-ordinates with the clients to sell the loan.
•	Negotiates the best terms with the lender on behalf of the client.
•	Schedules the final loan doc signings with the client to respond to open questions.

General:

In addition to the above, the President shall take direction and perform additional responsibilities as may be assigned by the CEO.

A-1

ADDENDUM B

Approved Non-Rubicon Real Estate and Mortgages, Inc.

Business Activity Exemptions

Description of Business Activity

B-1

ADDENDUM C

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is entered into as of May 11, 2007, by and between Rubicon Financial Incorporated, a Delaware corporation (“Corporation”), and Joel Newman (“Optionee”).

R E C I T A L S

A.           On April 16, 2007, the Board of Directors of the Corporation adopted the 2007 Acquisition Stock Plan (the “Plan”).

B.           On May 11, 2007, Rubicon Real Estate and Mortgages, Inc., a wholly-owned subsidiary of the Corporation, entered into an employment agreement with Optionee.

C.           Pursuant to the Plan and in accordance with the terms of Optionee’s employment agreement, on May _11, 2007, the Governance, Compensation and Nominating Committee of the Corporation’s Board of Directors acting as the Plan Committee (“Committee”) authorized granting to Optionee options to purchase shares of the common stock, $0.001 par value, of the Corporation (“Shares”) for the term and subject to the terms and conditions hereinafter set forth.

A G R E E M E N T

It is hereby agreed as follows:

1.            CERTAIN DEFINITIONS. Unless otherwise defined herein, or the context otherwise clearly requires, terms with initial capital letters used herein shall have the meanings assigned to such terms in the Plan.

2.            GRANT OF OPTIONS. The Corporation hereby grants to Optionee, options (“Options”) to purchase all or any part of 200,000 Shares, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, and upon the other terms and conditions set forth herein.

3.            OPTION PERIOD. The Options shall be exercisable at any time during the period commencing on the following dates (subject to the provisions of Section 18) and expiring on the date five (5) years from the date of grant, unless earlier terminated pursuant to Section 7:

Vesting Terms:

The Options granted hereunder shall vest over a maximum of a three (3) year period from the Grant Date based upon Rubicon Real Estate and Mortgages, Inc.’s

(“Rubicon Mortgage”) “EBITDA” (as defined below) at a rate of one (1) Option share for every $2.00 of EBITDA earned by Rubicon Mortgage. (For example, if Rubicon Mortgage has an EBITDA of $200,000 for the fiscal year ended December 31, 2007, 100,000 Options shall vest and be immediately exercisable by the Optionee. The remaining 100,000 Options shall be subject to vesting over the remaining two (2) year period.)

The number of Options vested for each fiscal year ending on December 31 shall be determined within ten (10) days of the completion of the annual independent audit of the Corporation on a consolidated basis. Any Options remaining unvested at the expiration of three (3) years from the Grant Date shall immediately expire.

Definition of EBITDA. The term “EBITDA” as used herein, shall mean Rubicon Mortgage’s net operating profits before taxes, interest, depreciation and amortization. EBITDA shall be determined and certified by the independent public accountants regularly retained by the Corporation in accordance with generally accepted accounting principles and the determination of such independent accountants shall be final, binding and conclusive on the parties hereto. In making such determination, all gains or losses realized in the sale or other distribution of capital assets shall be excluded. Furthermore, any payment of certain indirect corporate intercompany expense items shall also be excluded.

Vesting Upon Termination of Employment:

If Optionee’s relationship with the Corporation, or any subsidiary, ends as a result of Optionee’s termination, resignation, incapacitation or death, as such terms are defined in Optionee’s employment agreement with Rubicon Mortgage (“Termination Event”), the Options shall vest only through the end of the calendar month in which a Termination Event occurred. Upon the occurrence of a Termination Event, EBITDA shall be determined by the Corporation’s chief financial officer, within thirty (30) business days, in accordance with generally accepted accounting principles and the determination of the chief financial officer shall be final, binding and conclusive on the parties hereto.

4.            METHOD OF EXERCISE. The Options shall be exercisable by Optionee by giving written notice to the Corporation of the election to purchase and of the number of Shares Optionee elects to purchase, such notice to be accompanied by such other executed instruments or documents as may be required by the Committee pursuant to this Agreement, and unless otherwise directed by the Committee, Optionee shall at the time of such exercise tender the purchase price of the Shares he has elected to purchase. An Optionee may purchase less than the total number of Shares for which the Option is exercisable, provided that a partial exercise of an Option may not be for less than One Hundred (100) Shares. If Optionee shall not purchase all of the Shares which he is entitled to purchase under the Options, his right to purchase the remaining unpurchased Shares shall continue until expiration of the Options. The Options shall be exercisable with respect of whole Shares only, and fractional Share interests shall be disregarded.

5.            AMOUNT OF PURCHASE PRICE. The purchase price per Share for each Share which Optionee is entitled to purchase under the Options shall be $1.00 per Share.

6.	PAYMENT OF PURCHASE PRICE.

6.1 Cash Exercise. At the time of Optionee’s notice of exercise of the Options, Optionee shall tender in cash or by certified or bank cashier’s check payable to the Corporation, the purchase price for all Shares then being purchased.

6.2 Stock Exercise. The Board of Directors of the Corporation may, in its sole discretion, permit payment of the purchase price in whole or in part with Shares of the Corporation’s common stock. If the Optionee is so permitted, and the Optionee elects to make payment with Shares of the Corporation’s common stock, the Optionee shall deliver to the Corporation certificates representing the number of Shares of common stock in payment for new Shares, duly endorsed for transfer to the Corporation, together with any written representations relating to title, liens and encumbrances, securities laws, rules and regulatory compliance, or other matters, reasonably requested by the Board of Directors of the Corporation. The value of Shares so tendered shall be their Fair Market Value per Share on the date of the Optionee’s notice of exercise.

6.3 Cashless Exercise. The Board of Directors of the Corporation may, in its sole discretion, permit the Optionee to exercise on a cashless exercise. If the Optionee is so permitted, and the Optionee elects to make payment on a cashless basis, the Optionee shall deliver to the Corporation, during normal business hours on any business day during the Exercise Period by the presentation and surrender of this Option to the Corporation at its principal office along with a duly executed Notice of Exercise specifying the number of Options to be applied to such exercise. The number of Shares to be delivered upon exercise of this Option pursuant to this Section 6.3 shall equal the value of this Option (or the portion thereof being canceled) computed as of the date of delivery of this Option to the Corporation using the following formula:

X =	Y(A-B) A
Where:
X = the number of shares of Common Stock to be issued to Optionee under this Section 6.3;
Y = the number of Shares identified in the Notice of Exercise as being applied to the subject exercise;
A = the Fair Market Value Per Share on such date; and
B = the Exercise Price

6.4 Same-Day Sale Exercise. The Board of Directors of the Corporation may in its sole discretion, if established by the Corporation and permitted under applicable law (including the financial accounting rules associated with avoiding additional financial expense through the method of exercise), permit the Optionee to exercise through a “same-

day sale” commitment from Optionee and a broker-dealer selected by the Corporation whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Exercise Price for the Shares being exercised and whereby the broker-dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price for the Shares being exercised directly to the Corporation plus the applicable Federal, state and local income taxes required to be withheld by the Corporation by reason of such exercise.

7.            EFFECT OF TERMINATION OF RELATIONSHIP OR DEATH. If Optionee’s relationship with the Corporation as an employee of the Corporation or one of its subsidiaries terminates (whether voluntarily or involuntarily), or if optionee dies, all options which have previously vested shall expire six (6) months thereafter. All unvested options shall laps and automatically expire. During such six (6) month period (or such shorter period prior to the expiration of the Option by its own terms), such Options may be exercised by the Optionee, his executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, as the case may be, but only to the extent such Options were exercisable on the date Optionee ceased to have a relationship with the Corporation, or any subsidiary, as an employee or died.

8.            NONTRANSFERABILITY OF OPTIONS. The Options shall not be transferable, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by Optionee.

9.            ADDITIONAL RESTRICTIONS REGARDING DISPOSITIONS OF SHARES. The Shares acquired pursuant to the exercise of Options shall be subject to the restrictions set forth in Exhibit “A” attached hereto and incorporated herein as if fully set forth.

10.          ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. As used herein, the term “Adjustment Event” means an event pursuant to which the outstanding Shares of the Corporation are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities, without receipt of consideration by the Corporation, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise. Upon the occurrence of an Adjustment Event, (i) appropriate and proportionate adjustments shall be made to the number and kind and exercise price for the shares subject to the Options, and (ii) appropriate amendments to this Agreement shall be executed by the Corporation and Optionee if the Committee determines that such an amendment is necessary or desirable to reflect such adjustments. If determined by the Committee to be appropriate, in the event of an Adjustment Event which involves the substitution of securities of a corporation other than the Corporation, the Committee shall make arrangements for the assumptions by such other corporation of the Options. Notwithstanding the foregoing, any such adjustment to the Options shall be made without change in the total exercise price applicable to the unexercised portion of the Options, but with an appropriate adjustment to the number of shares, kind of shares and exercise price for each share subject to the Options. The determination by the

Committee as to what adjustments, amendments or arrangements shall be made pursuant to this Section 10, and the extent thereof, shall be final and conclusive. No fractional Shares shall be issued on account of any such adjustment or arrangement.

11.          NO RIGHTS TO CONTINUED EMPLOYMENT OR RELATIONSHIP. Nothing contained in this Agreement shall obligate the Corporation, or any subsidiary, to employ or have another relationship with Optionee for any period or interfere in any way with the right of the Corporation, or any subsidiary, to reduce Optionee’s compensation or to terminate the employment of or relationship with Optionee at any time.

12.          TIME OF GRANTING OPTIONS. The time the Options shall be deemed granted, sometimes referred to herein as the “date of grant,” shall be May ____, 2007.

13.          PRIVILEGES OF STOCK OWNERSHIP. Optionee shall not be entitled to the privileges of stock ownership as to any Shares not actually issued and delivered to Optionee. No Shares shall be purchased upon the exercise of any Options unless and until, in the opinion of the Corporation’s counsel, any then applicable requirements of any laws, or governmental or regulatory agencies having jurisdiction, and of any exchanges upon which the stock of the Corporation may be listed shall have been fully complied with.

14.          SECURITIES LAWS COMPLIANCE. The Corporation will diligently endeavor to comply with all applicable securities laws before any stock is issued pursuant to the Options. Without limiting the generality of the foregoing, the Corporation may require from the Optionee such investment representation or such agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Optionee agree that any sale of the Shares will be made only in such manner as is permitted by the Committee. The Committee may in its discretion cause the Shares underlying the Options to be registered under the Securities Act of 1933 as amended by filing a Form S-8 Registration Statement covering the Options and the Shares underlying the Options. Optionee shall take any action reasonably requested by the Corporation in connection with registration or qualification of the Shares under federal or state securities laws.

15.          INTENDED TREATMENT AS NON-QUALIFIED STOCK OPTIONS. The Options granted herein are intended to be non-qualified stock options described in U.S. Treasury Regulation (“Treas. Reg.”) ?1.83-7 to which Sections 421 and 422A of the Internal Revenue Code of 1986, as amended from time to time (“Code”) do not apply, and shall be construed to implement that intent. If all or any part of the Options shall not be described in Treas. Reg. ?1.83-7 or be subject to Sections 421 and 422A of the Code, the Options shall nevertheless be valid and carried into effect.

16.          PLAN CONTROLS. The Options shall be subject to and governed by the provisions of the Plan. All determinations and interpretations of the Plan made by the Committee shall be final and conclusive.

17.          SHARES SUBJECT TO LEGEND. If deemed necessary by the Corporation’s counsel, all certificates issued to represent Shares purchased upon exercise of the Options shall bear such appropriate legend conditions as counsel for the Corporation shall require.

18.          CONDITIONS TO OPTIONS/COMPLIANCE WITH APPLICABLE LAWS. THE CORPORATION’S OBLIGATION TO ISSUE SHARES OF ITS COMMON STOCK UPON EXERCISE OF THE OPTIONS IS EXPRESSLY CONDITIONED UPON THE COMPLETION BY THE CORPORATION OF ANY REGISTRATION OR OTHER QUALIFICATION OF SUCH SHARES UNDER ANY STATE AND/OR FEDERAL LAW OR RULINGS OR REGULATIONS OF ANY GOVERNMENTAL REGULATORY BODY, OR THE MAKING OF SUCH INVESTMENT REPRESENTATIONS OR OTHER REPRESENTATIONS AND UNDERTAKINGS BY THE OPTIONEE OR ANY PERSON ENTITLED TO EXERCISE THE OPTION IN ORDER TO COMPLY WITH THE REQUIREMENTS OF ANY EXEMPTION FROM ANY SUCH REGISTRATION OR OTHER QUALIFICATION OF SUCH SHARES WHICH THE COMMITTEE SHALL, IN ITS SOLE DISCRETION, DEEM NECESSARY OR ADVISABLE. SUCH REQUIRED REPRESENTATIONS AND UNDERTAKINGS MAY INCLUDE REPRESENTATIONS AND AGREEMENTS THAT THE OPTIONEE OR ANY PERSON ENTITLED TO EXERCISE THE OPTION (i) IS NOT PURCHASING SUCH SHARES FOR DISTRIBUTION AND (ii) AGREES TO HAVE PLACED UPON THE FACE AND REVERSE OF ANY CERTIFICATES A LEGEND SETTING FORTH ANY REPRESENTATIONS AND UNDERTAKINGS WHICH HAVE BEEN GIVEN TO THE COMMITTEE OR A REFERENCE THERETO.

19.	MISCELLANEOUS.

19.1       Binding Effect. This Agreement shall bind and inure to the benefit of the successors, assigns, transferees, agents, personal representatives, heirs and legatees of the respective parties.

19.2       Further Acts. Each party agrees to perform any further acts and execute and deliver any documents which may be necessary to carry out the provisions of this Agreement.

19.3       Amendment. This Agreement may be amended at any time by the written agreement of the Corporation and the Optionee.

19.4       Syntax. Throughout this Agreement, whenever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders. The headings and captions of the various Sections hereof are for convenience only and they shall not limit, expand or otherwise affect the construction or interpretation of this Agreement.

19.5       Choice of Law. The parties hereby agree that this Agreement has been executed and delivered in the State of California and shall be construed, enforced and governed by the laws thereof. This Agreement is in all respects intended by each party hereto to be deemed and construed to have been jointly prepared by the parties and the parties hereby expressly agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.

19.6       Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

19.7       Notices. All notices and demands between the parties hereto shall be in writing and shall be served either by registered or certified mail, and such notices or demands shall be deemed given and made forty-eight (48) hours after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given or made, and the issuance of the registered receipt therefor. If served by telegraph, such notice or demand shall be deemed given and made at the time the telegraph agency shall confirm to the sender, delivery thereof to the addressee. All notices and demands to Optionee or the Corporation may be given to them at the following addresses:

If to Optionee:	Joel Newman

19200 Von Karman Ave.

Suite 350
Irvine, California 92612

If to Corporation:	Rubicon Financial Incorporated

19200 Von Karman Ave.

Suite 350

Irvine, California 92612

Such parties may designate in writing from time to time such other place or places those notices and demands may be given.

19.8       Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19.9       Attorneys’ Fees. In the event that any party to this Agreement institutes any action or proceeding, including, but not limited to, litigation or arbitration, to preserve, to protect or to enforce any right or benefit created by or granted under this

Agreement, the prevailing party in each respective such action or proceeding shall be entitled, in addition to any and all other relief granted by a court or other tribunal or body, as may be appropriate, to an award in such action or proceeding of that sum of money which represents the attorneys’ fees reasonably incurred by the prevailing party therein in filing or otherwise instituting and in prosecuting or otherwise pursuing or defending such action or proceeding, and, additionally, the attorneys’ fees reasonably incurred by such prevailing party in negotiating any and all matters underlying such action or proceeding and in preparation for instituting or defending such action or proceeding.

(BALANCE OF PAGE INTENTIONALLY LEFT BLANK)

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

“CORPORATION”

Rubicon Financial Incorporated

A Delaware corporation

By:/s/
Joseph Mangiapane, Jr., Chief Executive Officer

“OPTIONEE”

/s/

Joel Newman

EXHIBIT A

RESTRICTIONS ON TRANSFERABILITY OF SHARES

The certificates evidencing Shares acquired upon exercise of the Options shall bear the following restrictive legend, unless and until such Shares have been registered in accordance with the Securities and Exchange Act of 1933, as amended (the “Act”):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE CORPORATION RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.